EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL TO ACQUIRE CHARTWELL INVESTMENT PARTNERS

PITTSBURGH, Jan. 7, 2014 - TriState Capital Holdings, Inc. (NASDAQ: TSC) entered into a definitive asset-purchase agreement to acquire Chartwell Investment Partners, L.P., an investment management firm with over 150 institutional clients and approximately $7.5 billion in assets under management.

The holding company for TriState Capital Bank has been actively evaluating investment management firms as part of its longstanding strategy to potentially acquire a firm in order to profitably accelerate recurring fee-income growth, while complementing the products and services the Pittsburgh-based bank already offers to financial intermediaries and high-net-worth clients nationwide. The purchase will include substantially all of the assets of Chartwell, and TriState Capital believes the acquisition will be approximately 25 percent accretive to its earnings per share in the first 12 months following completion of the transaction.

“Chartwell’s partners and employees have built a world-class investment management firm, and we look forward to supporting their continued growth and success in serving their exceptional institutional clients,” TriState Capital Chief Executive Officer James F. Getz said. “The acquisition of Chartwell will enhance TriState Capital’s recurring fee income, provide new product offerings for our national network of financial intermediaries and leverage our financial services distribution capabilities. We are excited that Chartwell has the talent and infrastructure already in place to accommodate significant growth in client accounts and assets for years to come.”

TriState Capital has estimated the transaction value to be approximately $60 million, comprised of a purchase price of approximately $45 million, payable in cash, and estimated earn-out consideration of approximately $15 million to be finally determined based on the growth in profitability of Chartwell in 2014. Up to 60 percent of the earn-out may be paid in common stock of TriState Capital at its option. The asset purchase transaction is expected to close in the first quarter of 2014, subject to regulatory requirements, obtaining certain Chartwell-client consents and other customary closing conditions.

Chartwell provides advisory and sub-advisory investment management services primarily to institutional plan sponsors such as public mutual funds, corporations, Taft-Hartley funds, endowments and foundations. Its annual revenues are expected to exceed $25 million in 2013. Chartwell has maintained an excellent account retention record since its founding in 1997, and its entire team of more than 40 employees will be joining TriState Capital. The investment management business will become a wholly owned subsidiary of TriState Capital Holdings, Inc., and it will continue to operate from its Berwyn, Pa. offices under the Chartwell brand upon completion of the transaction.

“We are very pleased to be joining the TriState Capital team,” said Chartwell Managing Partner, Chief Executive Officer Timothy J. Riddle. “Given TriState Capital’s financial strength and growth culture, its officers’ and directors’ experience in building investment management businesses, and their support for our proprietary, fundamentals-based approach to identifying quality investments, we believe this partnership will be an outstanding fit. Importantly, our clients will continue to be served by the same investment and client service professionals they’ve come to rely on for consistent results and exceptional service, and we look forward to introducing our capabilities to TriState Capital’s financial intermediaries and relationship managers.”

TriState Capital’s evaluation of asset management firms was focused on those within its geographic footprint, and the company’s presence in the Greater Philadelphia market will be enhanced by the addition of Chartwell’s office in the Main Line suburbs. TriState Capital Bank’s Eastern Pennsylvania regional team and representative office will continue to be located in nearby Villanova, Pa.

The board of directors of TriState Capital and the partners of Chartwell have voted in favor of the transaction, which is not subject to approval by TriState Capital shareholders.

TriState Capital’s legal advisor on the transaction is Keevican Weiss Bauerle & Hirsch LLC. Stephens Inc. served as financial advisor and provided a fairness opinion to TriState Capital. Chartwell’s legal advisor is Pepper Hamilton LLP.

CONFERENCE CALL
TriState Capital will hold a conference call to review the details of the Chartwell transaction tomorrow, Jan. 8, at 8:30 a.m. ET. The live call may be accessed by dialing 888-317-6016 from the United States, 855-669-9657 from Canada or 412-317-6016 from other international locations. Participants should dial in at least 10 minutes prior to the call and request the “TSC Conference Call.” A presentation with additional information on the transaction, which will be covered during the call, will be available at http://investors.tristatecapitalbank.com.

A replay of the call will be available for approximately one week following the live teleconference, and the replay may be accessed by dialing 877-344-7529 from the United States or 412-317-0088 from other locations and entering the conference number 10038551.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. is the registered bank holding company for TriState Capital Bank, a commercial bank serving middle-market businesses and high-net-worth individuals. Headquartered in Pittsburgh, Pa., TriState Capital has representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City, and serves private banking clients nationwide. Established in 2007, TriState Capital had assets of approximately $2.2 billion as of Sept. 30, 2013. It has also announced plans to acquire Chartwell Investment Partners, an investment management firm with about 150 institutional clients and $7.5 billion in assets under management, in a transaction that is expected to close during the first quarter of 2014. For more information, please visit www.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s prospectus filed as part of a Registration Statement on Form S-1, as well as its most-recent quarterly report filed on Form 10-Q.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Mike Gross
267-932-8760, ext. 310
856-628-6169 (mobile)
mike@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

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